Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Evommune, Inc. (the Company) of our report dated May 14, 2025, except the effects of the reverse stock split described in Note 2, as to which the date is October 17, 2025, relating to the consolidated financial statements, which appear in the Company’s Registration Statement on Form S-1 (333-290793). Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO USA, P.C.
New York, NY

November 7, 2025